Exhibit 99.1

News Release

Investor Relations Contacts:	News Media Contact:
Shona L. Bedwell	Joel Reuter
317.808.6169	317.808.6137
shona.bedwell@dukerealty.com	joel.reuter@dukerealty.com

Randy A. Henry

317.808.6060

randy.henry@dukerealty.com

Duke Realty Corporation Prices Offering of Common Stock

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(Indianapolis, IN — September 28, 2007) — Duke Realty Corporation (NYSE: DRE) today announced that it has priced an offering of 7 million shares of its common stock.  Duke will also grant the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of its common stock.  This offering follows the announcement by Standard & Poor’s that Duke will be added to the S&P MidCap 400 Index effective at the market close on September 28, 2007.

This offering is made pursuant to an effective shelf registration statement and prospectus filed by Duke with the Securities and Exchange Commission.  Morgan Stanley & Co. Incorporated and UBS Investment Bank are acting as joint book-running managers and joint underwriters for the offering.

To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact Morgan Stanley & Co. Incorporated, Attention: Prospectus Department at 180 Varick Street, New York, New York 10014, e-mail: prospectus@morganstanley.com or UBS Investment Bank at 299 Park Avenue, New York, NY 10171, telephone: 212-821-3000.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the

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securities laws of any such jurisdiction.  The offering may be made only by means of a prospectus supplement and related base prospectus.

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office, industrial, healthcare and retail real estate.  It is the largest publicly-traded, vertically integrated office/industrial real estate company in the United States.  Duke’s properties encompass approximately 117 million rentable square feet that are leased by approximately 3,500 tenants, and approximately 7,500 acres of undeveloped land that can support over 111 million square feet of additional development.  Duke provides a full range of services in-house, backs them with more than 30 years experience, and delivers valuable real estate solutions to satisfied customers across the nation.  Duke common stock is listed on the New York Stock Exchange under the symbol: DRE.

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